Exhibit 99.9

Global Infrastructure Finance & Development Authority, Inc.

Risk Assessment

I.	Company Profile

Global Infrastructure Finance & Development Authority, Inc (“GIFDA” or “The Company”) is a Pennsylvania non-profit corporation that was formed on 8 June 2015, and was assigned by the state attorney for the purposes of acting as a parent corporation to facilitate the development of utilities and infrastructure in and across the American South and Southeast, as well as the middle of the country, pursuant to the State of Alabama, under the House Joint Resolution HJR 459 and Senate Joint Resolutions R56. H.R. 3684 Infrastructure Investment and Jobs Act 117th Congress (2021-2022).

To that end The Company has and will be issuing revenue bonds for the purpose of financing, acquisition, construction, operation, management, and maintenance of transportation infrastructure projects. The Trustee for the bonds is HSRF Statutory Trust was created in order to secure the payment of the principal of the bond, premium, and interest on the bonds.

A related entity will be used to perform the tasks of acquisition, construction, operation, management, and maintenance of transportation infrastructure projects.

II.	Non-applicability of Bank Secrecy Act to GIFDA

GIFDA by its function and construct is not considered a “financial institution” within the definition and application of the Bank Secrecy Act (31 USC 5311). As such, many reporting requirements that financial institutions are subject to are not applicable to The Company such as the issuances of suspicious activity reports, currency transaction reports, and the like. A robust Anti-Money Laundering (“AML”) program, however, will be in place.

III.	Money Laundering Risk

The Company has various areas of exposure relating to money laundering:

In-take Risks

a.	Bond Purchaser – the intake of tainted funds through a bond purchaser would be the largest and most obvious risk.

Risk mitigation:

●	The Company’s KYC/Due Diligence responsibilities and procedures

●	Reliance on the KYC/Due Diligence responsibilities of the exchanges

●	Reliance on the KYC/Due Diligence responsibilities of the broker/dealer

b.	Revenue from unapplied bond proceeds – bond proceeds will be used as projects are developed which will create unapplied bond proceeds that will through cash management produce revenue. The revenue could potentially be related to money laundering activity.

Risk mitigation:

●	Unused bond proceeds to be invested with regulated large financial institutions.

c.	Other revenue or assets – revenue from operations and acquisition of assets by The Company through purchase or collateralization could potentially be related to money laundering activity.

Risk mitigation:

●	Such transactions will need to be scrutinized on an ongoing basis by the Chief Risk Officer or his designee.

Out-flow Risks

a.	Payments from Bond Funds – funds are diverted and used for unauthorized purposes or transferred to unauthorized persons or entities.

Risk mitigation:

●	HSRF Statutory Trust will be the Trustee for the bond funds and will be responsible for ensuring adequate funds are available for the payment of interest and principal on the bonds.

●	HSRF Statutory Trust must provide authorization for any movement of funds out of the Trust.

●	Strong Internal Controls within related parties overseeing the acquisition, construction, operation, management, and maintenance of transportation infrastructure projects must be in place with ongoing monitoring and testing.

●	Chief Risk Officers for GIFDA and related parties must be provided adequate resources for proper oversight and auditing. The Chief Risk Officer must report directly to the Board of Directors.

●	Active involvement by the Board of Directors with timely reporting and monitoring.

IV.	Additional AML measures from unaffiliated Financial and Accounting Partners

Notwithstanding GIFDA’s responsibility relating to AML practices, GIFDA will conduct business with and through financial, legal, and accounting partners. These partners are themselves required to employ robust AML measures adding a significant layer of AML risk mitigation.

These partners include:

●	BNY Mellon Pershing London – custodial services

●	Charles Schwab – custodial services, banking services

●	Wells Fargo - custodial services, banking services

●	Blue Rock Asia Africa LTD – asset-liquidity investment management services

●	Womble Bond Dickenson – Bond Counsel/Lead Attorney

●	KPMG LA Centre, California – Auditors of the municipal revenue bond and the investments

●	Aquis Exchange, PLL

●	Estates and Infrastructure Exchange, LTD (EIX)

●	First Boston Global Securities, LTD

●	Adelphi Stock Brokers Inc.

●	SAFA Capital Group

Additional partners may include yet to be determined entities such as:

●	Investment Banks and their brokers

●	Banks Treasuries

●	Banks Traders

●	Capital Banks DB.

●	Hedge funds

●	High Net Worth Clientele through their Investment Banks DB.

●	Pension funds through the Bank desks

●	Insurance funds through the Bank desks

●	Capital Market BD and bond desks

V.	Other Risks

Market Risks – market risks associated with interest rates, exchange rates, commodity prices are recognized as pertinent to the performance of GIFDA and have been considered in the formation and operation of GIFDA.

Market Risk mitigation:

●	Interest rate modulation was considered in the stress testing of the bond cash flows. The internal returns of the individual project were found to be sufficient for bond retirement without reliance on investment interest revenue.

●	Interest and principal payments are US dollar-based

●	Commodity prices have been considered a risk to be managed through key partnerships, the use of purchase options, and the purchases of supplies and land at the early stages of the projects.

●	Leveraging international relationships for supply fulfillment.

Credit Risks – credit risks associated with GIFDA’s operations have been offset by certain structured safeguards including a bond custodian and statutory trust officers. The risk foreseen in this area would be non-performance or under-performance by contractors, vendors, and partners.

Credit Risk mitigation:

●	Bond custodian

●	Statutory Trust officers

●	Oversight roll of Ameri Metro as the general contractor and manager

●	Robust internal audit and management team within GIFDA

Regulatory Risks - Failure to maintain reporting requirements with regulatory agencies such as the IRS, SEC, FCA, and others is a significant risk to operational interruptions.

Regulatory Risk mitigation:

●	Adequate legal, regulatory, and accounting staffing to maintain reporting requirements.

●	Accurate budgeting and expense controls by the accounting staffing

●	Management monitoring of accounting reporting and modeling expectations

●	Long range planning and modifications

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